A special meeting of shareholders of the fund was held on November 11, 2004. At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes				Votes
      				for				withheld
Jameson A. Baxter 		21,769,260 			974,336
Charles B. Curtis 		21,763,032			980,564
Myra R. Drucker 		21,737,452			1,006,144
Charles E. Haldeman, Jr. 	21,712,283 			1,031,313
John A. Hill 			21,765,702 			977,894
Ronald J. Jackson 		21,761,744			981,852
Paul L. Joskow 			21,773,358			970,238
Elizabeth T. Kennan 		21,739,298			1,004,298
John H. Mullin, III 		21,751,289			992,307
Robert E. Patterson 		21,762,491			981,105
George Putnam, III 		21,777,217			966,379
A.J.C. Smith 			21,715,108			1,028,488
W. Thomas Stephens 		21,744,534			999,062
Richard B. Worley 		21,706,302			1,037,294

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

			Votes			Votes
			for			against 	Abstentions
			15,428,161		887,681		6,427,754

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

			Votes			Votes
			for			against 	Abstentions
			15,353,823		984,972		6,404,801

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

			Votes			Votes
			for			against 	Abstentions
			15,681,199		645,222		6,417,175

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was adjourned. *


*Since sufficient votes in favor of this proposal were not received as of November 11, 2004, the shareholder meeting with respect to this proposal has been adjourned until no later than January 10, 2005 to permit further solicitation in the Trustees discretion.

All tabulations are rounded to the nearest whole number.